Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is made and entered into by and between LMI Aerospace, Inc. (“LMI” or “Company”) and Ms. Cynthia Maness (“Ms. Maness”), collectively the “Parties,” as of the date set forth on the signature page (the “Date of this Agreement”).
WHEREAS, Ms. Maness has been employed with LMI as its Vice President of Human Resources and Organizational Development; and

WHEREAS, Ms. Maness’ employment had been governed by the terms of an Employment Agreement effective January 1, 2014 (the “Employment Agreement”), which was terminated by the Company on October 27, 2014, (the “Termination Date”); and

WHEREAS, pursuant to the terms of the Employment Agreement, Ms. Maness is entitled to certain compensation and benefits contingent upon her execution of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Separation from and Termination of Employment.

a.Termination of Employment. Ms. Maness confirms that her employment with LMI has ended, including all positions Ms. Maness holds or has held with the Company, effective as of the Termination Date. Except for the payments described in this Agreement, Ms. Maness acknowledges that she has received all compensation and employee benefits to which she is otherwise entitled.

b.Salary Compensation through the Termination Date. Regardless of whether Ms. Maness executes this Agreement and to the extent that Ms. Maness has not already received payment, LMI shall pay Ms. Maness all unpaid base compensation to which she is entitled at her current rate and status (“Current Base Salary”), for all time worked through the Termination Date, in accordance with LMI’s generally applicable policies and procedures.

2.Severance Benefits. In exchange for execution of this Agreement, LMI shall provide to Ms. Maness the following Severance Benefits:

a.Severance Pay. Pursuant to the terms of the Employment Agreement, the Company shall provide Ms. Maness severance pay equal to Two Hundred Forty Seven Thousand Four Hundred Fifty Nine Dollars and Thirty Four Cents ($247,459.34) less applicable withholdings (“Severance Pay”), which is the equivalent of twelve (12) months base salary for the same period. The Severance Pay shall be payable in a lump sum on the first practical pay period date upon the occurrence of all of the following: (1) Ms. Maness’ termination of employment; (2) Ms. Maness’ execution of this Agreement; and (3) expiration of the revocation period described in Section 4.f. without Ms. Maness having revoked this Agreement.

b.    Bonus.

i.
Ms. Maness shall also be entitled to receive a bonus payment in the amount of One Hundred Ninety Seven Thousand Five Hundred Seventy One Dollars and Forty Nine Cents $197,571.49 (“Severance Bonus”). The Severance Bonus shall be payable in a lump sum on the first practical pay period date upon the occurrence of all of the following: (1) Ms. Maness’ termination of employment; (2) Ms. Maness’ execution of this Agreement; and (3) expiration of the revocation period described in Section 4.f. without Ms. Maness having revoked this Agreement.

ii.
Provided the Company meets its financial targets, Ms. Maness shall also be entitled to receive a prorated 2014 bonus payment, equal to five sixth (5/6) of the amount she would have received pursuant to section 5(B) of the Employment Agreement, but for her termination (“Performance Bonus”). Such Performance Bonus shall be paid in accordance with the terms set forth in the Employment Agreement.

c.    Stock. The Seven Thousand Nine Hundred Fifty One (7951) shares of Company stock that have been awarded to Ms. Maness, but remain unvested, will vest as of the Effective Date of this Agreement. Any taxes due as a result of the vesting shall be satisfied by a sale of shares and Ms. Maness shall only receive the net amount of shares following the sale.

d.    Health Plan Continuation Coverage. Ms. Maness’ coverage under the Company’s Health Plans shall end on the last day of the month of her termination. Ms. Maness may elect to continue to participate in the Health Plans but only to the extent permitted under continuation coverage terms of that Plan and as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Such coverage shall be provided in accordance with terms of the Plans as they may exist or may be amended from time to time. If Ms. Maness elects COBRA continuation coverage, then for a period equal to the number of months of Severance Pay, and including the remaining two months of 2014 for a total of fourteen (14) months, the Company will pay Ms. Maness’ COBRA premium for continuation coverage of the health plan in which Ms. Maness is enrolled as of the Termination Date, as may be amended, or if such plan ceases to remain available, for the most equivalent plan available. Thereafter, if Ms. Maness elects to continue COBRA coverage, she will be responsible for payment of the normal, full COBRA premium for the remainder of any coverage continuation thereafter.

e.    Automobile. The Company will purchase for Ms. Maness the Toyota Camry that she has been using during her employment and will effect transfer of the title to the vehicle to Ms. Maness as soon as practical date upon the occurrence of all of the following: (1) Ms. Maness’ termination of employment; (2) Ms. Maness’ execution of this Agreement; and (3) expiration of the revocation period described in Section 4.f. without Ms. Maness having revoked this Agreement. Ms. Maness understands and agrees that she shall be responsible for any taxes which may be due and owing as a result of the transfer of the automobile from the Company to Ms. Maness. Ms. Maness further understands that the automobile is transferred in “as is” condition and upon transfer of title, the Company assumes no responsibility or obligation regarding the automobile. Ms. Maness shall retain full use of the automobile for the period of time she awaits title transfer.

f.    All payments specified above shall be subject to such withholdings for taxes, including income and employment taxes that LMI determines should be deducted or withheld under applicable law.

g.    Attorney’s Fees. The Company will pay Ms. Maness’ attorney’s fees of One Hundred Thousand Dollars and No Cents ($100,000.00) directly to her counsel, Sher Corwin Winters LLC, no later than thirty (30) days after the occurrence of all of the following: (1) Ms. Maness’ termination of employment; (2) Ms. Maness’ execution of this Agreement; and (3) expiration of the revocation period described in Section 4.f. without Ms. Maness having revoked this Agreement.

h.    The compensation and benefits described in this Agreement are in full accord and satisfaction and inclusive of, any bonus, commission, or other incentive pay due to Ms. Maness. Except as explicitly provided for in this Agreement, Ms. Maness shall have no right to any further payments by LMI, including payment of bonuses, commissions, deferred compensation, or any other incentive payments including any Performance Bonus.

i.    LMI’s Retirement Plan(s). Ms. Maness may have vested interests in an LMI-sponsored 401(k) plan or other retirement or deferred compensation plan(s). Ms. Maness’ interests in said plans shall be paid pursuant to the terms of those plans, and nothing in this Agreement shall modify or override those terms. Ms. Maness’ right to participate in those plans shall terminate on the Termination Date. The amounts paid pursuant to Section 2.b. or c. shall not constitute wages for purposes of the plans.

j.    Section 409 (A). This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A. In the event that any provision of this Agreement does not comply with the requirements of Section 409A, LMI, in exercise of its sole discretion and without consent of Ms. Maness, may amend or modify this Agreement in any manner to the extent necessary to meet the requirements of Section 409A.

3.	Release by Ms. Maness.

a.Ms. Maness, on her behalf and of her heirs, successors, assigns and agents hereby fully releases, discharges and agrees to hold harmless LMI, including all of its subsidiary, affiliated and related organizations and entities, as well as all of their officers, directors, shareholders, owners, members, attorneys, agents, employees, servants, insurers, benefit plans, plan administrators and their fiduciaries, (the “Released Parties”), of, from and against all debts, sums of money, fees, claims, charges, demands, actions, causes of action, notes, liabilities and obligations, of whatever nature, whether known or unknown, liquidated, unliquidated, contingent or otherwise, and whether in contract (express or implied), in tort, by statute or otherwise, which Ms. Maness ever had or now has (or hereafter may have) with respect to anything done or omitted to be done up to the Date of this Agreement and which are or may be based upon any fact, condition, or incident occurring prior to the Date of this Agreement, as well as claims which may arise after the Date of this Agreement that are based or rely upon facts, conditions or incidents occurring before the date of this Agreement including any fact or circumstance related to Ms. Maness’s employment or separation of employment from LMI (collectively the “Released Claims”).

The Released Claims include but are not limited to all: (i) all claims arising out of or related to Ms. Maness’ employment with any Released Party, and termination of that employment, (ii) claims for compensation or benefits of any kind or amount other than the compensation and benefits set forth in this Agreement, (iii) claims relating to LMI employment practices or policies; (iv) all claims in tort or in contract arising out of any transaction or interaction between Ms. Maness and any Released Party; (v) claims under any express or implied contract; (vi) all claims arising under all provisions of Missouri law and statutes and (vii) all other claims arising under any other local, state or federal statutes, regulations or common law including wrongful and/or retaliatory termination and/or discharge of employment claims; contract or promissory estoppel claims; intentional infliction of emotional distress claims; assault and battery claims; negligence claims; tort claims including negligence claims; personal injury claims; third-party claims; slander, libel and/or defamation claims; and/or qui tam claims law and any claims for damages or equitable relief including, but not limited to, lost wages, physical injuries, mental anguish, loss of consortium, unpaid compensation, loss of earning capacity, and medical expenses.

b.    Ms. Maness represents that no Released Claims are pending in any court, administrative agency, commission or other forum relating directly or indirectly to her employment by LMI.

c.     Ms. Maness understands that she is releasing claims that she may not know about at this time, and that is her intent.

d.    Notwithstanding the foregoing, nothing in this Agreement shall:

1.
Interfere with Ms. Maness’ right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or participate in an EEOC proceeding or to engage in any activity or make any filing or claim that may be made or permitted under federal or state law and that cannot be waived by this Agreement. However, Ms. Maness agrees to waive any right to recover or accept any money damages or personal relief upon the filing of any such administrative or judicial charges or complaints by Ms. Maness or by anyone else on her behalf;

2.	Interfere with Ms. Maness’ right to challenge the validity, enforceability, or knowing and voluntary nature, of this release under the Age Discrimination in Employment Act of 1967 (“ADEA”).

e.    If any person brings any claim contrary to the above releases and waivers of claims provided in Sections 3.a. and c. (except for any action brought pursuant to Section 3(d)(ii) to challenge the validity, enforceability, or knowing and voluntary nature of the general release provided in Section 3.a. and c. pursuant to the ADEA or any charge of discrimination filed with the EEOC), then any party, including any Released Party(ies), who are defendant to that action shall be entitled to reimbursement from the party(ies) who brought such claim or action for costs and attorneys’ fees incurred in defense of that claim.

f.    This Release does not discharge the Parties from obligations they have under this Agreement. Ms. Maness also waives any rights to, or to be considered for, future employment with the Company.

4.    Provisions Relating to ADEA Release. Ms. Maness understands that the foregoing general release of claims also releases any claims that Ms. Maness may have against any Released Party under the Age Discrimination in Employment Act of 1967. Ms. Maness represents that she is aware, understands and agree that:
a.    The claims released in Sections 3.a. and c. above includes all claims she has or may have arising out of or related to the ADEA.

b.Those claims waived, released and discharged in Sections 3.a. and c. above do not include any claims that may arise after the Date of this Agreement;

c.The Severance Benefits provided pursuant to Sections 2.a through e. provide consideration that Ms. Maness was not entitled to receive before signing this Agreement;

d.She has twenty-one (21) days from the Termination Date, the date on which this Agreement was provided to her for consideration, within which to consider this Agreement;

e.She is advised to consult with an attorney regarding, and before signing, this Agreement;

f.She may revoke this Agreement at any time within seven (7) days after the day she signs it, and this document will not become effective or enforceable and no payments or benefits under this Agreement will be payable until the eighth day after the Date of this Agreement, on which day (the “Effective Date”), this Agreement will automatically become effective and enforceable unless revoked within that seven-day period; and

g.This Agreement is not being provided in connection with a uniform or standard group employment termination or exit incentive program.

5. Return of LMI Property. Ms. Maness hereby warrants that she has returned to LMI all LMI property and documents in her possession and control including, but not limited to, LMI files and, notes, records, computer recorded information, tangible property, credit cards, gasoline cards, entry cards, computer equipment, cell phone, identification badges, and keys, and all other equipment and property issued by LMI to Ms. Maness, including, but not limited to, any materials of any kind which contain or embody any proprietary or confidential Information. Such return of LMI property is a condition precedent to Ms. Maness’ receipt of the Severance Benefits.

6. Non Disparagement.  The Parties shall refrain from making any derogatory, disparaging or negative comments, written or oral and whether true or untrue, about each other, or any of the Released Parties, to the press, to present or former employees, customers, or suppliers of LMI, to members of the general public, to any individual or entity with whom or which LMI has a current or prospective business relationship, or to anyone else which could adversely affect the conduct of LMI’s business or reputation. Nothing in this paragraph prohibits Ms. Maness from complying with a court order or lawful subpoena that Ms. Maness has not caused to be issued.

7. Reference Requests. LMI agrees that in response to any request for references for Ms. Maness made by any potential future employer, it will, upon request, confirm date of hire, date of termination and salary history only.

8. No Admission of Liability or Wrongdoing. Both Parties to this Agreement agree that its existence and payments are not an admission of any wrongdoing, unlawful conduct or liability by either Party and both Parties agree not to assert that this Agreement is an admission of wrongdoing or liability. The Parties agree that this Agreement is a compromise and settlement of claims.

9. Cooperation. If requested by LMI, Ms. Maness agrees to provide LMI with her full cooperation and assistance (including without limitation, and by way of example only, making herself reasonably available for interviews, depositions, reviewing and signing declarations, and trial testimony) in any future litigation, administrative proceeding, claim, or investigation (internal or external), which arises out of, or relates to, LMI, its products and services, and/or any information Ms. Maness created, developed or acquired by and through her employment with LMI. LMI will reimburse Ms. Maness’s reasonable costs and expenses incurred in providing such assistance, if any.

10. Continuation and Effect of Prior Agreements.

a.    As a party to the Employment Agreement (Exhibit A), Ms. Maness acknowledges that she has certain continuing obligations to LMI including specific obligations relating to non-disclosure, confidentiality, non-competition, and non-solicitation as specified in the Employment Agreement.

b.    The Parties agree that nothing in this Agreement alters the obligations of Ms. Maness under Sections 8 and 9 of the Employment Agreement. Accordingly, those provisions of the Employment Agreement will continue in full force and effect as specified therein regardless of any provision of this Agreement and regardless of whether Ms. Maness executes this Agreement or not. Additionally, compliance with those provisions of the Employment Agreement is a condition of receipt of the Severance Benefits, and any breach by Ms. Maness of those provisions will also constitute a material breach of this Agreement.

c.    The obligations specified in (a) and (b) above each will be enforced pursuant to the terms of the Employment Agreement.

11. Miscellaneous.

a.Entire Agreement. This Agreement is the entire agreement between the Parties regarding its subject matter and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them regarding the subject matter hereof except as specified in Section 10.

b.Binding Nature. This Agreement shall be binding upon and inure to the benefit of LMI, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Ms. Maness, and her heirs, executors and administrators.

c.Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been included.

d.No Waiver. No waiver by any party of any breach by any other party of any provision shall be deemed to be a waiver of any other breach or of any other provision of this Agreement.

e.    Breach Remedy. If Ms. Maness breaches or threatens to breach any obligations under this Agreement, LMI and Released Parties may experience irreparable harm for which money damages will not provide an adequate remedy. LMI or any Released Party may seek appropriate equitable relief in addition to legal relief. Furthermore, in the event of a breach by Ms. Maness, the Parties expressly agree that LMI shall be relieved of any further obligation to make any payments or provide any benefits required under this Agreement and the Severance Pay paid under Section 2 hereof shall, upon demand by LMI, be repaid by Ms. Maness within ten (10) days of such demand.

In the event of a breach by either Party or any action by either Party to enforce the terms of this Agreement, except as provided in Section 3.d(ii) above for any action brought to challenge the validity, enforceability, or knowing and voluntary nature, of this release under the Age Discrimination in Employment Act, if LMI at all prevails in any action to enforce the Agreement or remedy the breach, it shall be entitled to recover from the other party its costs, including attorneys' fees, incurred to enforce this Agreement or to defend such action.

This remedy is in addition to, and shall not supersede or replace, the fee recovery provisions of Section 3.e. by which the Released Parties shall recover attorneys’ fees and costs for the defense of any action or claims brought in violation of the terms of Paragraph 3.

f.    Choice of Law and Venue. This Agreement is a Missouri contract to be construed under and governed by the laws of the State of Missouri without giving effect to any choice or conflict of law principles of any jurisdiction. The Parties agree that any dispute related to this Agreement or its application, interpretation or enforcement shall be resolved only in the United States District Court for the Eastern District of Missouri, if that court possesses jurisdiction, or otherwise in the Circuit Court for the County of St. Charles, Missouri, Eleventh Judicial Circuit, and shall be resolved by trial before a judge without benefit of a jury. All Parties hereto specifically waive any entitlement that they may have to trial by jury. The Parties hereto agree that any service of process may be made by mail to the principal place of business or residence of each party and this constitutes proper service of process under applicable law in any action or proceeding under or in respect of this Agreement.

g.    Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

h.    Amendment. This Agreement shall not be modified or amended except by a writing executed by the Parties hereto, duly authorized as applicable.

i.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

SIGNATURE PAGE FOLLOWS

MS. MANESS HAS READ THIS DOCUMENT, FULLY UNDERSTANDS EVERY TERM AND VOLUNTARILY AND KNOWINGLY ENTERS INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: November 4, 2014	/s/ Cynthia Maness
Cynthia Maness

Dated: November 4, 2014	/s/ Daniel G. Korte
LMI Aerospace, Inc.
Printed Name: Daniel G. Korte
Title: Chief Executive Officer